Exhibit 12.1

                CHEVRON CORPORATION - TOTAL ENTERPRISE BASIS
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in Millions)
                                               Year Ended December 31,
                                       ---------------------------------------
                                         1996    1995(1) 1994    1993    1992
                                       ------  ------   -----  ------  ------

Net Income before Cumulative Effect
   of Changes in Accounting Principle  $2,607  $  930  $1,693  $1,265  $2,210

Income Tax Expense                      2,624   1,094   1,322   1,389   1,508

Distributions Greater Than (Less Than)
  Equity in Earnings of Less Than
  50 Percent Owned Affiliates              29      (5)     (3)      6      (9)

Minority Interest                           4       -       3      (2)      2

Previously Capitalized Interest
   Charged to Earnings During Period       24      47      32      20      18

Interest and Debt Expense                 471     557     453     390     490

Interest Portion of Rentals(2)            158     148     156     169     152
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Earnings Before Provision for
   Taxes And Fixed Charges             $5,917  $2,771  $3,656  $3,237  $4,371
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Interest and Debt Expense              $  471  $  557  $  453  $  390  $  490

Interest Portion of Rentals(2)            158     148     156     169     152

Capitalized Interest                      108     141      80      60      46
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Total Fixed Charges                    $  737  $  846  $  689  $  619  $  688
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Ratio Of Earnings To Fixed Charges       8.03    3.28    5.31    5.23    6.35
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(1) The information for 1995 and 1996 reflects the company's adoption of the
Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995.

(2) Calculated as one-third of rentals.

                                      E-1

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